EXHIBIT 99.1

MESSAGE TO SHAREHOLDERS

Dear Fellow Shareholders:

At a recent California Bankers Association Bank Presidents Seminar, an industry expert gave a keynote address in which he laid out an eight point plan to “Manage Risk Through 2011.”

As he was speaking, we couldn’t help but feel very gratified.  Each of his eight points were strategies that we had been implementing since late 2008 when the severity of the economic and financial crisis facing our country and our community became painfully apparent.  Our early adoption of these strategies has been a key reason why we have successfully managed through this challenging period.

Here is an overview of the eight point plan and our progress on each of these strategies:

1.

Capital

As you know, we have always maintained a fortress balance sheet and at December 31, 2009, we had capital twice the regulatory amount required to be considered “Well Capitalized.” Our total risk-based capital ratio is 20.79%, which compares very favorably to the ratios of other prominent Los Angeles area banks and is entirely common equity – no TARP, Trust Preferred, convertible or other forms of capital.

2.

Liquidity

During the course of 2009, we improved our loan to deposit ratio from 129.6% to 87.6%, thus freeing up additional liquidity. Our securities portfolio of $43.1 million is highly liquid and conservatively invested, consisting almost entirely of Agency mortgage-backed securities ($40.8 million). Further increasing our liquidity, we have approximately $70 million in available borrowing capacity through credit facilities and lines of credit with the Federal Home Loan Bank and three correspondent banks.

3.

Reserves and Provisions

Given the uncertainty in the economic environment, we continued to build our reserves for credit losses.  Despite recording net charge-offs of $5.8 million on our loans during 2009, our ALL (allowance for loan losses) increased to 3.01% of our outstanding loans at December 31, 2009, from 2.59% of total loans at the end of 2008.  This compares to an average of 2.40% for our peer group (defined as California banks with total assets between $250 million and $500 million) at December 31, 2009.

4.

Deposits

Growing core deposits, i.e. deposits from relationship customers, not brokered deposits, wholesale funding sources or “hot money,” is the key to healthy growth of a bank’s franchise. Our total deposits grew from $154.3 million at the end of 2008 to $207.4 million at the end of 2009, or 34.4% growth. Most importantly, our DDA (Demand Deposit Accounts or non-interest checking accounts) represented a significant portion of that growth, increasing from $40.3 million to $67.8 million.  DDA accounts are a good barometer of the size of a bank’s base of relationship customers, and at the end of 2009, our percentage of DDA to total deposits stood at an impressive 32.7%.

5.

Earnings

The industry expert at the seminar advised the bankers to focus on developing long-term customer relationships, lowering the average loan size, and not reaching for one-time, non-recurring financial gains.  We have done just that. As a result, our pre-provision, pre-tax operating profit grew from $1.7 million in 2008 to $1.8 million in 2009.  Because of our aggressive attitude toward building our ALL and aggressively charging-off problem loans (see #3 above), and our policy of facing any potential problems head on and not engaging in “extend and pretend” (see #7 below), we ended the year with a net loss of $7.8 million, (approximately one-half of which represents a non-cash tax accounting item which had no material effect on our capital ratios). We believe we have acted prudently and the effect will be to cushion the Bank against potential future loan losses and position the Bank to enjoy respectable net profits down the road.

6.

Regulators

Bankers were told to maintain good relationships with their regulators. This is a practice we have followed from the outset.  Before taking any significant action, positive or negative, we have always advised the Office of the Comptroller of the Currency, the bank’s primary regulator. Additionally the bank holding company, 1st Century Bancshares, Inc., is regulated by the Federal Reserve and the SEC. Whether it is the hiring of key personnel, taking significant loan losses or provisions, or taking a look at potential acquisitions, we follow the practice of communicating with our regulators.

7.

No Denial

Unlike many other banks, we have faced these difficult times head on. No sweeping problems under the rug, no “extend and pretend.” We do not adhere to the song being sung “A rolling loan gathers no loss.” If we see a potential problem, we first work diligently with our troubled customer to find a reasonable solution. Then, if necessary, we downgrade the loan, and set up a provision for it. Finally, if and when necessary, we charge part or the entire loan off. It’s not fun, but in most cases it is the right thing to do, and we do not intend to deviate from this disciplined approach to credit management.

8.

Management

Finally, as the banking landscape has been dramatically altered, it is essential that the Bank makes sure it has the right management team to operate in this new environment. We believe we have. With the guidance of an outstanding group of Directors and the leadership of our executive management team, we have reorganized our credit teams, bringing back our original Chief Credit Officer, Bob Moore, who has always been a Board member as well, and creating a team under Matt Horn, Senior Vice President Underwriting, to deal with underwriting and working with customers encountering difficulties. We have also brought in Bradley Satenberg, an experienced CPA with extensive financial institution expertise both as an independent public accountant and from the inside of a larger financial institution, as our CFO.  At the same time, we have not taken our eye off the ball in growing new relationships. Our business development team led by our Regional Director, Bonnie Rubin, has been able to develop 583 new core deposit accounts during the year to achieve $207.4 million of total deposits at December 31, 2009.

In summary, notwithstanding these extraordinary times, we believe our Bank has taken all the appropriate actions to assure the safety of our customer’s deposits, position us to grow our assets and profits, and create further value for our shareholders.

On behalf of our management team and Board of Directors, we thank our stockholders for their unwavering support, our clients for the privilege of servicing their financial needs and our entire staff for its continued dedication.

Sincerely,

Alan I. Rothenberg	Jason P. DiNapoli
Chairman of the Board & Chief Executive Officer	President & Chief Operating Officer
1st Century Bancshares, Inc.	1st Century Bancshares, Inc.